Exhibit 23.1

            Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the First Defiance Financial Corp. 2005 Stock Option and Incentive Plan of our reports dated March 8, 2005, with respect to the consolidated financial statements of First Defiance Financial Corp. included in its Annual Report (Form 10-K) for the year ended December 31, 2004, First Defiance Financial Corp. management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of First Defiance Financial Corp., filed with the Securities and Exchange Commission.


                                                           /s/ Ernst & Young LLP

Cleveland, Ohio
July 29, 2005